Exhibit 4.2

Form F-10

ACETEX CORPORATION

MANAGEMENT PROXY CIRCULAR

as of April 21, 2003

Solicitation of Proxies by Management

This management proxy circular is furnished in connection with the solicitation by the management of ACETEX CORPORATION (the “Corporation”) of proxies to be used at the Annual General Meeting of shareholders of the Corporation to be held on the 28th day of May, 2003 at 10:00 a.m. at Pan Pacific Hotel, 999 Canada Place, Vancouver, British Columbia, and at any adjournment thereof for the purposes set forth in the accompanying Notice of Annual General Meeting.  The cost of this solicitation will be borne by the Corporation.

Appointment of Proxyholders and Revocation of Proxies

The persons named in the accompanying form of proxy are officers of the Corporation.  A shareholder has the right to appoint a person, who need not be a shareholder of the Corporation, other than the persons designated in the accompanying form of proxy, to attend and act on behalf of the shareholder at the meeting.  To exercise this right, a shareholder may either insert such other person’s name in the blank space provided in the accompanying form of proxy, or complete another appropriate form of proxy.

To be valid, a proxy must be dated and signed by the shareholder or the shareholder’s attorney authorized in writing.  The proxy, to be acted upon, must be deposited with the Corporation, c/o its agent, Computershare Trust Company of Canada, 600, 530 – 8th Avenue S.W., Calgary, Alberta T2P 3S8 or 100 University Avenue, 11th Floor, Toronto, Ontario M5J 2Y1, by the close of business on the last business day prior to the date on which the meeting or any adjournment thereof is held, or with the chairman of the meeting on the day of the meeting or any adjournment thereof.

A shareholder who has given a proxy may revoke it by depositing an instrument in writing (including another proxy) executed by the shareholder or by the shareholder’s attorney authorized in writing at the registered office of the Corporation at any time up to and including the last business day prior to the day the meeting or any adjournment thereof is to be held, or with the chairman of the meeting on the day of the meeting at any time before it is exercised on any particular matter or in any other manner permitted by law including attending the meeting in person.

Voting by Proxies

On any ballot that may be called for regarding the election of directors and appointment of auditors, the common shares (“shares”) represented by the enclosed form of proxy will be voted or withheld from voting in accordance with the instructions of the shareholder indicated thereon.  In the absence of such instructions with regard to the election of directors or the appointment of auditors, the shares will be voted for the election of the persons nominated for election as directors and the appointment of auditors, in each case, as referred to in this management proxy circular.

The enclosed form of proxy confers discretionary authority upon the persons named therein with respect to amendments or variations to matters identified in the Notice of Annual General Meeting, and with respect to any other matter which may properly come before the meeting.  As of the date of this management proxy circular, management is not aware of any such amendment, variation or other matter proposed or likely to come before the meeting.  However, if any such amendment, variation or other matter properly comes before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote on such other business in accordance with their judgment.

Voting Shares and Principal Holders

The number of shares entitled to be voted on each matter to be acted on at the meeting as at April 21, 2003 (the “Record Date”) was 25,499,864.  Each shareholder is entitled to one vote for each share shown as registered in the shareholder’s name on the list of shareholders prepared as of the Record Date.  However, in the event of any transfer of shares by any such shareholder after such date, the transferee is entitled to vote those shares if the transferee produces properly endorsed share certificates or otherwise establishes that the transferee owns the shares, and requests Computershare Trust Company of Canada as transfer agent at 600, 530 – 8th Avenue S.W., Calgary, Alberta T2P 3S8 or 100 University Avenue, 11th Floor, Toronto, Ontario M5J 2Y1 to include the transferee’s name in the shareholders’ list not later than ten days before the meeting.

To the knowledge of the directors and officers of the Corporation, the persons who beneficially own or exercise control or direction over shares carrying more than 10% of the votes attached to all the shares of the Corporation entitled to be voted at the meeting are as follows:

Percentage of Common Share Ownership Over 10%

Name of Shareholder	Number of Common Shares	% of Common Shares

Brooke N. Wade	8,040,846	31.5%
Stephens Group, Inc.	3,022,000	11.9%

Election of Directors

The number of directors of the Corporation to be elected at the meeting is five.  Each nominee for election as director is currently a director of the Corporation.

The following table lists certain information concerning the persons proposed to be nominated for election as directors.  The information as to common shares has been furnished by the respective nominees individually.

Name and Municipality of Residence	Present Positions and Offices With The Corporation	Date First Became A Director	Present Principal Occupation	Number of Common Shares Beneficially Owned or Controlled

Brooke N. Wade, Vancouver, B.C.	Chairman, Chief Executive Officer and Director	December 1, 1994	Chairman and Chief Executive Officer of the Company.	8,040,846

Kenneth E. Vidalin, Vancouver, B.C.	President, Chief Operating Officer and Director	December 1, 1994	President and Chief Operating Officer of the Company.	2,530,565

Name and Municipality of Residence	Present Positions and Offices With The Corporation	Date First Became A Director	Present Principal Occupation	Number of Common Shares Beneficially Owned or Controlled

John B. Zaozirny, Q.C. Calgary, Alberta	Director	January 19, 1995	Vice Chairman Canaccord Capital Corporation & Counsel, McCarthy Tétrault.	36,960

John L. Garcia, Ph.D. London, U.K.	Director	May 11, 1995	Managing Director AEA Investors Inc.	536,960

Pierre Dutheil Paris, France	Director	November 22, 1995	Independent corporate advisor.	36,960

Management does not anticipate that any of the nominees for election as directors will be unable to serve as a director, but if that should occur for any reason prior to the meeting, the persons named in the enclosed form of proxy reserve the right to vote for another nominee in their discretion.  Each director elected will hold office until the next Annual General Meeting or until his successor is elected or appointed, unless his office is earlier vacated.

Remuneration of Directors and Officers

(A)                               Compensation of Named Executive Officers

The aggregate compensation paid to the five highest paid officers and employees of the Corporation (other than directors) for the year ending December 31, 2002 was US$1,360,578.  The compensation disclosed in the following table is that paid to the Chief Executive Officer and the three other executive officers of the Company for the Company’s three most recently completed financial years (collectively referred to as the “Named Executive Officers”).

SUMMARY COMPENSATION TABLE

			Annual Compensation						Long-Term Compensation Awards
Name and Principal Position	Year		Salary		Bonus ($)		Other Annual Compensation ($)		Options Granted (#)	All Other Compensation ($)
Brooke N. Wade,	2002		$US	318,271	$US	41,250	$US	9,426	NIL	NIL
Chairman and Chief	2001		$US	325,000	$US	165,000		NIL	NIL	NIL
Executive Officer	2000		$US	325,000	$US	162,500		NIL	NIL	NIL

Kenneth E. Vidalin,	2002		$US	243,271	$US	25,000	$US	9,254	NIL	NIL
President and Chief	2001		$US	250,000	$US	100,000		NIL	NIL	NIL
Operating Officer	2000		$US	250,000	$US	125,000		NIL	NIL	NIL

Donald K. Miller,	2002		$Cdn.	240,000		NIL	$Cdn.	6,263	NIL	NIL
Chief Financial	2001		$Cdn.	240,000	$Cdn.	150,000		NIL	NIL	NIL
Officer	2000		$Cdn.	240,000	$US	100,000		NIL	175,000	NIL

Jean Pierre Soufflet	2002		$US	260,472	$US	90,181	$US	1,729	NIL	NIL
	2001		$US	241,810	$US	31,686	$US	1,638	100,000	NIL
	2000	(1)	$US	79,781		NIL	$US	3,545	100,000	NIL

(1)                                  Mr. Soufflet’s employment commenced September 1, 2000.

(B)                               Options to Purchase Securities

The Employee Stock Option Plan allows the Board of Directors to determine eligibility for options, the number of shares to be covered by each option and the terms of each option at its discretion.  The exercise price may be fixed by the directors but in no case may be less than the closing market price on the day preceding the date of grant, or if no trades occur on such day, the next previous day on which trading took place.  The number of options that may be granted pursuant to the Plan is 3,950,000 and the aggregate number of options that may be granted to any one person may not exceed 5% of the number of issued and outstanding shares of the Corporation.  Neither Mr. Vidalin nor Mr. Wade may receive any additional options under the Plan as amended.  Any option awarded under the Plan has a maximum term of ten years from the date on which it is granted and all such options are non-transferable.

Aggregated Option Exercises During the Most Recent Completed Financial Year and Financial Year –end Values

Name (a)	Securities Acquired on Exercise (#) (b)	Aggregate Value Realized ($ ) (c)	Unexercised Options at FY-End (#) Exercisable/ Unexercisable (d)	Value of Exercised in-the- Money Options at FY-End ($ ) Exercisable (e)
Brooke N. Wade	NIL	NIL	NIL	NIL
Kenneth E. Vidalin	NIL	NIL	781,088/NIL	NIL
Donald K. Miller	NIL	NIL	206,250/43,750	$153,750
Jean Pierre Soufflet	NIL	NIL	125,000/75,000	NIL

(C) Employment Contracts

The Corporation has entered into contracts with Brooke N. Wade as Chairman and Chief Executive Officer and with Kenneth E. Vidalin as President and Chief Operating Officer, which provide that each will receive the equivalent of two years’ compensation upon dismissal.  The agreements also prevent each of the Officers competing with the Corporation for a period of two years from the date of termination of employment.  Mr. Soufflet entered into a written contract of employment on September 1, 2000 for an unlimited period.  The contract provides for the equivalent of 3 years’ salary upon dismissal or change of contract before September 1, 2003 and 2 years salary if such events occur before September 1, 2005.  Mr. Miller, the Chief Financial Officer of the Corporation has not entered into a written agreement of employment.

(D) Indebtedness of Directors and Officers

Pierre Dutheil received a loan of $210,000 on July 11, 1995 which bears interest at 8% per annum.  In each case, the purpose of the loan was to allow the borrower to acquire securities of the Corporation.  As at the date hereof the aggregate amount of indebtedness of all officers and directors of the Corporation is $210,000.

The following table sets forth the current indebtedness and the largest aggregate amount of any indebtedness of each director and officer to the Corporation or any of its subsidiaries since the commencement of the Corporation’s last completed financial year:

Name and Principal Position	Largest Amount Outstanding during year ended December 31, 2002	Amount Outstanding as at the Date Hereof	Number of Common Shares Purchased	Security For Indebtedness
Pierre Dutheil Director	$210,000	$210,000	36,960	36,960 Common Shares

(E)                                 Performance Graph

The following graph assumes that $100 was invested on December 31, 1997 in common shares of the Corporation and in common shares of the S&P/TSX Composite Index (formerly the TSE 300 Composite Index).

At December 31	1997	1998	1999	2000	2001	2002
Acetex common	100	23.85	46.92	61.54	46.15	35.77
S&P/TSX Composite Index	100	92.22	109.51	147.19	106.77	98.57

(F)                                 Corporate Governance

MANDATE FOR BOARD OF DIRECTORS

The Corporation has adopted a Mandate for the Board of Directors which sets out the specific responsibilities to be discharged by the Corporation’s directors and the individual roles expected of them.

Board Responsibilities

The Board of Directors is explicitly responsible for the stewardship of the Corporation. To discharge this obligation, the Board will assume responsibility in the following areas:

Strategic Planning – Process

•                                          Provide input to management on emerging trends and issues.

•                                          Review and approve management’s strategic plans.

•                                          Review and approve the Corporation’s financial objectives, plans and actions, including significant capital allocations and expenditures.

Monitoring Tactical Progress

•                                          Monitor corporate performance against the strategic and business plans, including assessing operating results to evaluate whether the business is being properly managed.

Risk Assessment

•                                          Identify the principal risks of the Corporation’s businesses and ensure that appropriate systems are in place to manage these risks.

Senior Level Staffing

•                                          Select, monitor, evaluate the Chief Executive Officer and other senior executives, and ensure management succession.

Integrity

•                                          Ensure the integrity of the Corporation’s internal control and management information systems.

•                                          Ensure ethical behaviour and compliance with laws and regulations, audit and accounting principles, and the Corporation’s own governing documents.

Material Transactions

•                                          Review and approve material transactions not in the ordinary course of business.

Monitoring Board Effectiveness

•                                          Assess its own effectiveness in fulfilling the above and other Board responsibilities, including monitoring the effectiveness of individual directors.

Other

•                                          Perform such other functions as prescribed by law or assigned to the Board in the Corporation’s governing documents.

Director Attributes

To execute these Board responsibilities, directors must possess certain characteristics and traits:

Integrity and Accountability

•                                          Directors must demonstrate high ethical standards and integrity in their personal and professional dealings, and be willing to act on - and remain accountable for - their boardroom decisions.

Informed Judgment

•                                          The ability to provide counsel on a broad range of issues relevant to the Corporation’s business in order to understand the assumptions upon which the strategic and business plans are based and to form an independent judgment.

Financial Literacy

•                                          Directors must have a high level of financial literacy and should know how to read financial statements.

Communication

•                                          Openness to others’ opinions and the willingness to listen should rank as highly as the ability to communicate persuasively. Directors must approach others assertively, responsibly and supportively, and be willing to put questions in a manner that encourages open discussion.

Track Record and Experience

•                                          Directors must bring a history of achievement that reflects high standards for themselves and others.

Stock Ownership

•                                          Directors must own or have plans to acquire stock of the Corporation with have a value of approximately 2 times the directors annual compensation.

Composition of the Board of Directors

The Board of Directors currently consists of five members.  The articles of the Corporation provide for a minimum of three directors and a maximum of ten.  The Board of Directors is responsible to fix, from time to time, the number of directors within the minimum and maximum number permitted by the articles of the Corporation.

A majority of the Board of Directors are unrelated.  Two of the current directors (Brooke N. Wade and Kenneth E. Vidalin) hold management responsibilities in the Corporation and are therefore considered to be related directors.  Three of the directors (John B. Zaozirny, Q.C., John L. Garcia and Pierre Dutheil) were, during the 2001 fiscal year, independent of management and free from any interest and any business or other relationship (including interests or relationships with the Corporation’s significant shareholder) which could, or could reasonably be perceived to, materially interfere with their ability to act with a view to the best interests of the Corporation, other than interests and relationships arising from shareholdings.

Relationship to Management

The Board of Directors together with the CEO works towards the development of position descriptions for the Board and for the CEO including the definition of limits to management’s responsibilities.  In addition, the Board works with the CEO to develop the corporate objectives for which the CEO will be responsible.

Brooke N. Wade is Chairman of the Board and Chief Executive Officer of the Corporation.  Mr. Wade currently holds directly or indirectly or beneficially controls approximately 30.4% of the outstanding shares.  In order to ensure that the Board of Directors can function independently of management, the responsibility for administering the Board’s relationship to management has been assigned to the Human Resources and Corporate Governance Committee, all are members of which are unrelated directors.

Committees of the Board of Directors

The Board of Directors does not have an Executive Committee.  It has formed three Committees, the functions and membership of which are as follows:

Audit Committee -     The Audit Committee is charged with the responsibility of reviewing all annual financial statements and if the Committee so determines each of the Corporation’s interim financial statements and to report thereon to the Board.  The Audit Committee inquires into matters affecting financial reporting, systems of internal accounting and financial controls, audit procedures and audit plans and makes recommendations to the Board with respect to these and similar financial matters.  The Audit Committee has the responsibility of ensuring that management has implemented an effective system of internal control.  Members of the Committee are to review financial plans and objectives of the Corporation from time to time and to review with management the risks inherent in the Corporation’s business and any risk management programs that may be desirable or necessary.  The Audit Committee has direct communication with the Corporation’s internal and external auditors.  The Audit Committee is composed of John B. Zaozirny, Q.C., John L. Garcia and Pierre Dutheil, all of whom are unrelated directors.

Human Resources and Corporate Governance Committee -     The Human Resources and Corporate Governance Committee is charged with hiring persons to senior executive positions, succession planning, terms of employment and compensation, including recommendations to the Board as to awards under the Corporation’s Employee Stock Option Plan.  The Committee is responsible for recommending nominees for appointment to the Board and determining the adequacy and form of compensation for members of the Board.  The Committee is responsible to assess the effectiveness of the Board as a whole, the effectiveness of the Committees of the Board and the contribution of individual directors and to review the appropriate size of the Board.  The Committee also ensures that new directors receive an orientation  program and education program.  The Committee is charged with administering the relationship of the Board and management, monitoring shareholder concerns, corporate governance issues and  formalizing responses to Toronto Stock Exchange guidelines.   The Human Resources and Corporate Governance Committee is comprised of John L. Garcia, John B. Zaozirny, Q.C., and Pierre Dutheil, all whom are unrelated directors.  Mr. Dutheil is indebted to the Corporation as discussed below.

Environment Committee -     The Environment Committee of the Board is responsible to review the policies and practices of the Corporation with respect to matters relating to the environment, occupational health and safety.  The Committee is composed of Pierre Dutheil, John L. Garcia, John B. Zaozirny, Q.C. and Kenneth E. Vidalin.

CODE OF ETHICS APPLICABLE TO THE CHIEF EXECUTIVE OFFICER & CHIEF FINANCIAL OFFICER

Acetex requires ethical conduct in the practice of financial management throughout the world. The Chief Executive Officer and Chief Financial Officer, hold an important and elevated role in corporate governance. They are uniquely positioned and empowered to ensure that the Company’s, and its stockholders, interests are appropriately balanced, protected and preserved. This code provides principles that these officers must adhere to and advocate.

“As the Chief Executive Officer or Chief Financial Officer, I will:

•                                          Embody and enforce this Code of Ethics.

•                                          Ensure that this Code of Ethics is communicated at least annually throughout all financial departments.

•                                          Formally and promptly communicate any breach of this Code of Ethics to the Board of Directors.

•                                          Act at all times with honesty, integrity and independence, avoiding actual or apparent conflicts of interest in personal and professional relationships.

•                                          Discuss with the Board of Directors, in advance any transaction that reasonably could be expected to give rise to a conflict of interest.

•                                          Provide full, fair, accurate, complete, objective, timely and understandable financial disclosures in internal reports as well as documents filed or submitted to the Securities Commissions in Canada any other government agency or self-regulatory organization, or used in public communications.

•                                          Comply with all applicable rules and regulations including the Toronto Stock Exchange and other appropriate private and public regulatory agencies.

•                                          Comply with the Company’s policies and procedures.

•                                          Act in good faith, responsibly, with due care, competence, diligence, and without knowingly misrepresenting material facts or allowing my better judgment to be subordinated.

•                                          Protect and respect the confidentiality of information acquired in the course of my work except when authorized or otherwise legally obligated to disclose. Confidential information acquired in the course of my work will not be used for personal advantage. Be recognized as a responsible partner among peers.

•                                          Responsibly use and control assets and other resources employed or entrusted to my supervision.

By signing this statement, I acknowledge that I have read, understand, and agree to adhere to this Code of Ethics. Violation of this Code may be grounds for termination from the Company.

Signed by Chief Executive Officer and Chief Financial Officer

CORPORATE GOVERNANCE PRACTICES

Extensive regulatory changes are in progress, many arising from the United States Sarbanes-Oxley Act and anticipated further changes arising from discussions between the Toronto Stock Exchange (TSX) and the Ontario Securities Commission. The Corporation continues to follow the changes and as clarification on each is available, appropriate action will be contemplated.

Below the Corporation’s governance procedures are compared with the TSX corporate governance disclosure guidelines, including the proposed amendments published in April 2002.

Toronto Stock Exchange Guideline			Corporation Alignment	The Corporation’s Governance Procedures

1.	The board should explicitly assume responsibility for stewardship of the Corporation and specifically for:		yes

The Board, either directly or through Board committees, is responsible for management or supervision of management of the business and affairs of the Corporation with the objective of enhancing shareholder value. The Board has adopted a formal mandate setting out its responsibilities.

	(i)	adoption of a strategic planning process and approval of a strategic plan which takes into account the opportunities and risks of the business	yes

The Board approves strategy plans of the Corporation. These plans include details of the opportunities and risks of the business. A strategy session held in 2002 allowed the directors to appreciate planning priorities and provided an opportunity for directors to give constructive feedback to management. Throughout the year, directors also receive strategic updates at regular Board meetings.

	(ii)	identification of the principal risks of the Corporation’s business and ensuring implementation of appropriate systems to manage those risks	yes

The Board, through its Audit Committee, considers risk issues and approves corporate policies addressing the management of the risk and return from credit, market, liquidity and operational risk and such other risk management controls as are considered by the Committee to be appropriate for prudent business practice.

	(iii)	succession planning, including appointing, training and monitoring senior management	yes

The Board’s Human Resources and Compensation Committee reviews succession planning for senior management, including development and monitoring of senior management. The Board appoints senior management.

	(iv)	communications policy	yes

The Board has approved a Disclosure Policy covering the timely dissemination of all material information. The policy establishes consistent guidance for determining what information is material, how it is to be disclosed and, to avoid selective disclosure, making all material disclosures on a widely disseminated basis. The Corporation seeks to communicate with its shareholders and other stakeholders through its annual report, quarterly reports, annual information form, news releases, web site, briefing sessions and group meetings.

	(v)	integrity of internal control and management information systems	yes

The Audit Committee of the Board requires management to implement and maintain appropriate systems of internal control. The Committee meets with the Chief Financial Officer and the Corporation’s external auditors to assess the adequacy and effectiveness of these systems. In addition the Board and the Audit Committee have arranged for the Corporation to have an internal auditor who will report directly to the Audit Committee and the Board.

2.	A majority of directors should be “unrelated”.		yes

Three of five directors standing for election are “unrelated” and have no connection or professional association with the Corporation other than as directors. These directors have no other connection or professional relationship with each other.

3.	The board has responsibility for applying the definition of “unrelated director” to each individual director		yes	Based on information provided by directors as to their individual circumstances, the Board has determined that two of the 5 persons proposed for election to the Board for 2003

Toronto Stock Exchange Guideline		Corporation Alignment	The Corporation’s Governance Procedures

	and for disclosing annually the analysis of the application of the principles supporting this definition and whether the board has a majority of unrelated directors.		are “related”. These related persons are the Chairman and Chief Executive Officer (Mr. Wade) and the President and Chief Operating Officer (Mr. Vidalin).

4.

The board should appoint a committee of directors composed exclusively of outside directors, a majority of whom are “unrelated” directors, with responsibility for proposing new nominees to the board and for assessing directors on an ongoing basis.

yes

The Human Resources and Corporate Governance Committee is composed exclusively of outside directors, all of whom are “unrelated” to the Corporation. This Committee is responsible for identifying and recommending to the Board suitable director candidates.

5.	The board should implement a process, to be carried out by an appropriate committee, for assessing the effectiveness of the board, its committees and the contribution of individual directors.	yes	The Board annually assesses its own effectiveness and that of its committees and individual directors.

6.	The board should provide an orientation and education program for new directors.	yes	On an ongoing basis, presentations are made to all directors on various aspects of the Corporation’s operations. Site visits to the Corporation’s plants are arranged for all directors periodically.

7.	The board should examine its size and undertake, where appropriate, a program to establish the size of the board which facilitates effective decision-making	yes	The Board is of the view that the current membership has the necessary breadth and diversity of experience and its current size is appropriate to provide for effective decision-making.

8.	The board of directors should review the adequacy and form of compensation of directors in light of the risks and responsibilities involved in being an effective director.	yes

The Human Resources and Corporate Governance Committee of the Board annually reviews the compensation paid to directors to ensure that it is competitive, aligns the interests of directors with those of shareholders and is consistent with the risks and responsibilities involved in being an effective director.

9.	Committees of the board should generally be composed of outside directors, a majority of whom are unrelated although some board committees may include one or more inside directors.	yes	All Board committees are composed solely of outside directors who are “unrelated”, except for the Environment Committee, of which the President and Chief Operating Officer is one of three members.

10.

The board should assume responsibility for, or assign to a committee of directors responsibility for, developing the approach to corporate governance issues. This committee would, among other things, be responsible for the Corporation’s response to these governance guidelines.

		yes	The Board monitors best practices for governance and annually reviews the Corporation’s governance practices. The Board is responsible for the Corporation’s response to these governance guidelines.

Toronto Stock Exchange Guideline	Corporation Alignment	The Corporation’s Governance Procedures

11.

The board of directors, together with the chief executive officer, should develop position descriptions for the board and for the chief executive officer, including the definition of the limits to management’s responsibilities. The board should approve or develop corporate objectives which the chief executive officer is responsible for meeting and assess the chief executive officer against these objectives.

yes

Position descriptions are being developed for the Board and the Chief Executive Officer. These Guidelines will define the roles and responsibilities of the Board and management and delineate the lines of accountability that exist within the Corporation. The guidelines will set out those matters requiring Board approval and those of which the Board must be advised following action by management. The Human Resources and Corporate Governance Committee reviews and approves corporate objectives which the Chief Executive Officer is responsible for meeting. The Committee also conducts the annual assessment of the Chief Executive Officer’s performance against these objectives for purposes of determining the bonus.

12.

The board should implement structures and procedures which ensure that it can function independently of management. An appropriate structure would be to (i) appoint a chair of the board who is not a member of management with responsibility to ensure that the board discharges its responsibilities or (ii) assign this responsibility to an outside director, sometimes referred to as the “lead director”. The chair or lead director should ensure that the board carries out its responsibilities effectively which will involve the board meeting on a regular basis without management present and may involve assigning the responsibility for administering the board’s relationship to management to a committee of the board.

yes

Given that the Chairman and Chief Executive Officer have a substantial interest in the Corporation the Board believes that the interests of the Corporation and the management are aligned and that it is not necessary or appropriate to have any non-executive chair or lead directors. However, the unrelated directors of the Board must meet but do meet separate and apart from management to discuss the Corporations affairs and the performance of management.

13.

The audit committee should be composed of only unrelated directors. All of the members of the committee should be financially literate and at least one member should have accounting or related financial expertise. Each board shall determine the definition of and criteria for “financial literacy” and “accounting or related financial expertise”. The board should adopt a charter for the audit committee which sets out the roles and responsibilities of the committee. The audit committee should have direct communication channels with the internal and the external auditors to discuss and review specific issues as appropriate. The audit committee duties should include oversight responsibility for management reporting on internal control. While it is management’s responsibility to yes

The Audit Committee is composed of unrelated directors and has determined that all members of the Committee are financially literate. Two of three members have accounting or related financial expertise. The roles and responsibilities of the Audit Committee are set out in the Committee’s mandate and an overview of those roles and responsibilities is included in the Report of the Audit Committee in this Proxy Circular.

The Audit Committee meets separately (without the management present) with the Chief Financial Officer and Auditors and discusses with them the various aspects of the Committee’s mandate.  In 2003 the Audit Committee also plans to meet with the Corporation’s newly appointed internal auditor.

As outlined in its mandate, the Audit Committee requires management to implement and maintain appropriate internal controls. The Committee approves the internal control policy and the audit planning process.

The Audit Committee mandate, which sets out the roles and responsibilities of the Committee, is reviewed by the Board annually.

Toronto Stock Exchange Guideline		Corporation Alignment	The Corporation’s Governance Procedures

design and implement an effective system of internal control, it is the responsibility of the audit committee to ensure that management has done so.

14.

The board should implement a system to enable an individual director to engage an outside advisor at the Corporation’s expense in appropriate circumstances. The engagement of the outside advisor should be subject to the approval of an appropriate committee of the board.

		yes	Individual directors may, with the concurrence of the Chair of the Human Resources & Compensation Committee or the Audit Committee, engage outside advisors at the expense of the Corporation.

(G)                               Report on Executive Compensation

The Corporation’s compensation policies are designed to take into account the circumstances surrounding the initial formation of the Corporation and generally to reward executive officers for long term strategic management which results in the enhancement of shareholder value.

Accordingly, Mr. Wade, being the largest shareholder of the Corporation, was not awarded any stock options and is paid a base salary which the Committee believes to be reasonable given Mr. Wade’s responsibilities, position and experience.  Mr. Vidalin was previously awarded significant stock options in order that Mr. Vidalin’s compensation would be commensurate with appreciation in shareholder value and in order to ensure that Mr. Vidalin was a significant equity holder in the Corporation.  Mr. Vidalin’s salary is also believed by the Committee to be reasonable given Mr. Vidalin’s responsibilities, position and experience.  Mr. Miller is currently paid a salary the Committee believes to be fair given Mr. Miller’s responsibilities, position and experience.  The Compensation Committee awarded bonuses to Mr. Wade, Mr. Vidalin and Mr. Soufflet in respect of the 2002 fiscal year.

Submitted on behalf of the Compensation Committee by:

John L. Garcia, Chairman	Pierre Dutheil

John B. Zaozirny, Q.C.

(H)                               Compensation of Directors & Attendance at Meetings

Each of the directors of the Corporation (other than for Mr. Wade and Mr. Vidalin) is entitled to receive an annual fee in the amount of US$27,500 and US$1,250 for each meeting of the Board or Board Committee attended.  Directors are reimbursed for their reasonable expenses incurred attending meetings plus a travel allowance of $800 where applicable.  For the fiscal year ended December 31, 2002 the remuneration paid to the directors in aggregate was US$103,100.  (See also Statement of Corporate Governance Practices.)

For the year ended December 31 each of the directors had 100% attendance at the meetings of the board and meetings of the committees of the board of which such director was a member.  The number of board and committee meetings was 10.

Appointment of Auditors & Compensation of Auditors For Non-Audit Services

At the Annual General Meeting of shareholders, it is proposed to appoint KPMG LLP, Chartered Accountants, as auditors of the Corporation to hold office until the next Annual General Meeting of shareholders at a remuneration to be fixed by the board of directors.  KPMG LLP, Chartered Accountants were first appointed auditors of the Corporation on May 14, 1996.  In 2002 KPMG LLP were paid fees of approximately $263,886 of which $46,395 or 18% were in respect of non-audit services.

Certificate of the Corporation

Dated:  April 21, 2003

The foregoing contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made.

(Signed)	Brooke N. Wade	(Signed)	Donald K. Miller
	Chief Executive Officer		Chief Financial Officer